Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
July 31, 2008

Thank you Steve and good morning everyone!

My comments relate primarily to the second quarter of 2008. We will file our Form 10-Q this morning.

For the second quarter of 2008, we reported earnings of $1.06 per diluted share from continuing operations. This compares with 85 cents per share from continuing operations in the same quarter of 2007. Revenues for the second quarter of 2008 increased 5.9% over the same quarter last year.

Earnings from continuing operations exceeded the high end of our guidance by 16 cents per share. 11 cents of the performance was associated with gains on divestitures and profit recognized on hedging activities. The remainder can be attributed to the strong operating performance in all of the manufacturing groups. These gains were somewhat offset by a 2 cent per share charge for anticipated losses on future sales in our Rail Group.

Rail Group
Moving to our Rail Group.

Revenues for this group declined on a quarter-over-quarter basis by 1.4%. Rail Group sales to Trinity’s Leasing and Management Services Group were $253 million in the second quarter of 2008 with profits of $23.1 million, or approximately 19 cents per share. This compares with sales to our Leasing Group in the second quarter of 2007 of $283 million with profits of $50.3 million or 41 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our margin results for the Rail Group were 12.3%.

At this time, we anticipate margins for the Rail Group of between 6% and 8% for the third quarter. As we look forward, we expect margins of between 3% and 5% for the 4th quarter. This projected margin level represents the competitive pricing environment, the mix of car types to be built and anticipated raw material price increases.

The Rail Group backlog as of June 30, 2008 consisted of approximately 28,680 railcars, with an estimated sales value of $2.4 billion. Our railcar backlog is broken down approximately as follows:

Backlog to our Leasing Company Backlog to TRIP Backlog to third parties	$1.4 billion, $250 million and $750 million

During the second quarter our finished goods inventory increased as we produced railcars ahead of the contracted delivery dates to maintain production continuity. We anticipate that deliveries will exceed production in the third and fourth quarter as we deliver these railcars from our finished inventories.

Inland Barge Group
Now turning to our Inland Barge Group.

The Inland Barge Group’s second quarter performance was very strong, posting revenues of $151 million and operating profit of $27.2 million. The results of the Inland Barge Group continue to reflect a high level of operational excellence. This group’s backlog, as of June 30, 2008, totaled approximately $755 million. This compares with $677 million one year ago.

We anticipate Inland Barge revenues of between $150 — $160 million per quarter for the remainder of 2008. Operating profit margins are expected to range between 16% and 17.5% for the same period.

Energy Equipment Group
Now moving to the Energy Equipment Group.

During the second quarter, this group’s revenues were $157 million. Operating profits were $25.4 million with an operating profit margin of 16.1%. The Energy Equipment Group’s revenue growth continues to be driven by our structural wind towers business. Wind tower revenue should account for approximately $425 million in 2008.

Construction Products Group
Revenues for our Construction Products Group grew by 11% when compared to the same quarter of the previous year. Operating profit was $21.1 million for the quarter, representing a 33% improvement over last year. We are pleased with these results and believe our portfolio adjustments in this segment have been successful.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $86.4 million compared with $162 million in the same quarter of 2007. The higher 2007 revenues reflect $95 million in railcar sales from the fleet, which makes quarterly comparisons difficult. Operating profit for the second quarter of 2008 was $36 million with $1.9 million resulting from railcar sales. During the second quarter, car sales from the fleet were $9.0 million. TRIP accounted for $8.3 million of those sales. In addition, TRIP purchased $83 million worth of railcars from our manufacturing companies during the second quarter of 2008.

For 2008, we anticipate between $700 and $800 million in net additions to our lease fleet. As a form of clarity, net fleet additions are the fair market value of cars added to our fleet less the proceeds of cars sold from the fleet.

Consolidated
Moving to our consolidated results.

For 2008, we expect non-leasing capital expenditures of between $160 and $170 million.

During the third quarter, we expect to defer approximately $285 million in revenue and between $12 and $14 million in operating profits as we grow our leasing business and sell cars to TRIP. This represents between 10 and 12 cents per diluted share.

We anticipate earnings from continuing operations for the third quarter of 2008 to range between 91 and 96 cents per diluted share. Our 2008 full year guidance has been refined to $3.45 to $3.55 per diluted share.

Included in our assumptions for 2008 are:

•	normal weather conditions,

•	no unanticipated adverse resolution of legal matters.

In our earnings release yesterday, we provided a reconciliation of the non-GAAP term EBITDA. EBITDA from continuing operations for the second quarter of 2008 was approximately $197 million as compared to $153 million in the same quarter last year.

At this time I will turn the presentation back to James for the question and answer session.